Exhibit 10.1

MASTER AGREEMENT

by and between

INFINITY AUGMENTED REALITY INC.

- AND -

CREDIT STRATEGIES LLC

- AND -

PLATINUM PARTNERS VALUE ARBITRAGE FUND L.P.

- AND -

ALS CAPITAL VENTURES LLC

- AND -

CS MASTER HOLDINGS

- AND -

MOSHE ORATZ

- AND -

SBO TRUST U/A/D 4/13/10

- AND -

MJSYRL INC.

- AND -

SINGULARITEAM FUND LP

February 2, 2015

MASTER AGREEMENT

This Master Agreement (the “Master Agreement”), dated as of February 2, 2015 is entered into

B E T W E E N :

Infinity Augmented Reality, Inc. (f/k/a Absolute Life Solutions, Inc., the “Company”)

- and -

Platinum Partners Value Arbitrage Fund L.P. (“Platinum Fund”, or an “Indemnitor”)

- and -

Credit Strategies LLC (“Credit Strategies”, or an “Indemnitor”)

- and -

ALS Capital Ventures LLC, for itself and as agent for each of its affiliates on behalf of whom it holds the Satisfaction Amount (“ALS”, or an “Indemnitor”)

- and -

CS Master Holdings LLC (“CS Master Holdings”)

- and –

Moshe Oratz

- and –

Singulariteam Fund LP (f/k/a Genesis Angels Fund, LP, “Singulariteam”)

- and -

SBO Trust U/A/D 4/13/10 (“SBO Trust”)

- and -

MJSYRL Inc. (“MJSYRL”)

(Each shall be referred to individually as a “Party” and collectively as the “Parties”)

WHEREAS, the Company, ALS and the Platinum Fund and certain of its affiliates (on behalf of whom it acted as agent) are parties to that certain Revolving Credit, Term Loan and Security Agreement (the “Revolving Credit Agreement”), dated July 31, 2012 and that certain Loan Satisfaction Agreement, dated November 15, 2012 (the “Loan Satisfaction Agreement”), pursuant to which ALS was designated as the recipient of, and received from the Company, the Satisfaction Amount;

WHEREAS, ALS has agreed to formally accept the assignment of all liabilities relating to the Life Settlement Business Liabilities (as defined below);

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WHEREAS, the Debentureholders (as defined below) are parties to one or more various Securities Purchase Agreements (collectively the “Securities Purchase Agreements”) entered into with the Company during the course of the Company's 2013, 2014 and 2015 fiscal years (including that certain Securities Purchase Agreement by and between the Company, Credit Strategies and certain of its affiliates, dated April 23, 2013, that certain Securities Purchase Agreement by and between the Company, Credit Strategies and certain of its affiliates and ALS, dated June 16, 2014, and that certain Securities Purchase Agreement by and between the Company, Credit Strategies and certain of its affiliates and Singulariteam, dated March 26, 2014), pursuant to which such Debentureholders were issued (i) convertible debentures of the Company convertible into shares of the Company's common stock, par value $0.00001 per share (the “Common Stock”) with a term of five years and an interest rate of 1.20% per annum, payable semi-annually in cash or in kind (the “Debentures”) and (ii) warrants to purchase the Company's Common Stock, exercisable for a period of five years at an initial exercise price of $0.50 per share (the “Warrants”);

WHEREAS, the Parties hereto acknowledge that the current outstanding securities of the Company and status of the Company as a public reporting company is deterring certain private investors from investing in and providing necessary funding to the Company. The Parties hereto agree that it is in the best interest of the Company to convert the company's Convertible Securities into Conversion Stock as set forth herein, and to take such necessary actions which will allow the Company to cease functioning as a public reporting company in order to secure such funding and to eliminate the costs associated with being a public reporting company are not justified by the benefits.

WHEREAS, the Parties hereto wish to propose an arrangement involving, among other things (i) the assumption by the Indemnitors of all potential liabilities in connection with the Company's prior activities in the life settlement business, (ii) the amendment of the terms of of all outstanding Debentures and Warrants held by any of the Parties to provide that these securities are convertible for Converstion Stock and then converting such securities into Conversion Stock in exchange for the Company reducing the exercise price of the Warrants to the par value of the Common Stock, (iii) to approve and cause the Company effect a consolidation (reverse stock split) of the Company's outstanding Securities (the “Reverse Stock Split”) whereby the number of record holders of Common Stock are reduced to fewer than 300, with the exact consolidation ratio to be set within this range by the Company's board of directors (the “Board”) immediately followed by a forward stock split of the Company's outstanding Common Stock, at the same exchange ratio (the "Forward Split").; (iv) subject to and contingent upon the consummation of the Reverse Stock Split, to approve and cause the Company to take all necessary actions to terminate the registration under a “going dark” deregistration process (the “Deregistration”) of its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend the Company's duty to file periodic reports and other information with the Securities Exchange Commission (the “SEC”); (v) to approve and cause the Company to issue to certain executive officers and employees of the Company and of the Company's wholly owned Israeli subsidiary, Infinity Augmented Reality Israel Ltd. (the “Subsidiary”), 155,000,000 Restricted Stock Units and/or options to purchase Common Stock; (vi) to approve and adopt a new Company equity incentive plan in order to facilitate said grant of Restricted Stock Units and/or options to purchase Common Stock to such executive officers and employees of the Company; (vii) to approve and cause the Company to effect an adjustment to the exercise price for the share options previously granted to Israeli employees under appendix B to the Company's 2013 Equity Incentive Plan, in order to bring the exercise price in line with the current market price of the Company’s Common Stock; and (viii) the amendment of the Company’s Articles of Incorporation to provide for an increase of the Company's authorized share capital including the number of shares allocated to Series A Preferred Stock and Series B Preferred Stock and for the issuance of Conversion Stock to the Debentureholders and Warrantholders ((i) through (viii) collectively referred to as the “Arrangement Transactions”); (ix) to approve the Company raising additional funds by way of entering into a subscription agreement with certain of the Parties and additional third parties after the Deregistration, of up to US$5,000,000.

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NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

1.	DEFINITIONS

1.1.	“Convertible Securities” shall mean the Debentures and the Warrants. Convertible Securities shall not include any options or Restricted Stock Units issued or to be issued under the Company’s equity incentive plans or the Grants (as defined below).

1.2.	“Series A Preferred Stock” shall mean Series A Preffered Stock which shall confer such rights and obligations on the holders thereof, as set forth in Sections 3.6 and 3.7 hereto.

1.3.	“Conversion Stock” shall mean the Common Stock and the Series A Preferred Stock issued to the Debentureholders pursuant to the Conversion under Section 3.3 hereto.

1.4.	“Debentureholders” shall mean the Parties holding Convertible Securities as listed on Schedule A hereto.

1.5.	“Deemed Liquidation” shall mean a consolidation, merger or reorganization of the Company with or into, or a sale or acquisition of all or substantially all of the Company's assets or issued and outstanding share capital to or by, any other entity or person, excluding (i) any such sale or transfer to or acquisition by a wholly-owned subsidiary of the Company; and (ii) a transaction effected exclusively for the purpose of changing the domicile or structure of the Company.

1.6.	“Fully-Diluted Basis” shall mean assuming (i) the exercise of all options, Convertible Securities and rights to acquire shares of Common Stock, and (ii) the conversion or exchange of all securities convertible into or exchangeable for capital shares of the Company, in each case whether or not then vested or exercisable.

1.7.	“Insurance Payout” shall mean the Insurance Payout as defined in the Loan Satisfaction Agreement.

1.8.	“Life Insurance Business” shall mean the former, discontinued, business of the Company, from 2010 through November 15, 2012, as a specialty financial services company engaged in the purchase of life settlements.

1.9.	“Losses” shall mean any losses, damages, bonds, dues, assessments, fines, interest, penalties, claims, taxes, fees, costs (including costs of investigation, defense and enforcement of this Master Agreement), diminution of value, lost profits, consequential damages, expenses or amounts paid in settlement (in each case, including attorneys’ and experts’ fees and expenses), threatened or actual, and whether or not involving a third party claim.

1.10.	“Restricted Stock Units” or “RSUs” shall mean Restricted Stock Units to be issued under the Company’s New Plan (as such term is defined below) to be approved by shareholders.

1.11.	“Satisfaction Amount” shall mean the Satisfaction Amount as defined in the Loan Satisfaction Agreement.

1.12.	“Schedule 14A” shall mean a Proxy Statement pursuant to Section 14(a) of the Exchange Act of 1934.

1.13.	“Schedule 14C” shall mean an information statement pursuant to Section 14(c) of the Exchange Act.

1.14.	“Schedule 13E-3” shall mean a transaction statement under section 13(e) of the Exchange Act and Rule 13e-3 thereunder.

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1.15.	“Securities” shall mean Common Stock, Series A Common Preferred Stock, Warrants, Debentures, Restricted Stock Units and options to purchase any of the forgoing.

1.16.	“Subscription Agreement” shall have the meaning set forth in Section 6 hereto.

1.17.	“Term Loan Lender(s)” shall have the meaning as ascribed to such term in the Loan Satisfaction Agreement and the Revolving Credit Agreement.

2.	ASSUMPTION OF POTENTIAL LIABILITIES

2.1.	The Indemnitors hereby acknowledge that it was the intention of each of the Indemnitors that, upon consummation of the transactions contemplated by the Loan Satisfaction Agreement, the Company would not have any liability whatsoever with respect to the Company’s former activities in the life settlement business including, but not limited to, any tax or tax expense arising at any time from the Insurance Payout or the Loan Satisfaction Agreement (collectively, “Life Settlement Business Liabilities”), which, until such consummation of the Loan Satisfaction Agreement, was the Company’s former line of business. To induce the Company to enter into and consummate the Loan Satisfaction Agreement, each of the Indemnitors had intended to assume any and all Life Settlement Business Liabilities and to indemnify and hold the Company and its directors and officers harmless from and against any and all Life Settlement Business Liabilities.

2.2.	To reflect the Indemnitors’ confirmation of their intentions to assume, any and all Life Settlement Business Liabilities and to indemnify the Company and its directors and officers from and against any Losses directly or indirectly relating to any and all Life Settlement Business Liabilities incurred or to be incurred by the Company, the Indemnitors hereby agree as follows:

(a)	The Indemnitors, jointly and severally, hereby assume and agree to pay, perform and discharge all Life Settlement Business Liabilities.

(b)	The Indemnitors, jointly and severally, hereby agree to indemnify and defend against, and to hold the Company and its directors and officers harmless from and against, and to pay and reimburse the Company for, any and all Losses incurred or sustained by, or imposed upon, the Company based upon, as a result of, arising out of or directly or indirectly relating to any and all Life Settlement Business Liabilities incurred or to be incurred by the Company.

(c)	Each of the Indemnitors has received adequate consideration for such Indemnitor’s agreements provided herein. Such consideration includes, but is not necessarily limited to, the Company’s having entered into the Loan Satisfaction Agreement and consummating the transactions contemplated thereby.

(d)	The Company may at any time give notice (a “Liability Notice”) to each Indemnitor who is a signatory named as such on the signature page of this Master Agreement (and such Liability Notice shall be deemed given to any other affiliate of Platinum Fund who is an Indemnitor but is not specifically named on such signature page) stating that the Company has incurred and/or paid and/or expects to be obligated to pay Life Settlement Business Liabilities. Such Liability Notice shall indicate the amount of the Life Settlement Business Liabilities, the period(s) to which such liabilities apply and the jurisdictions (e.g., federal, state or local) to which they apply. The Liability Notice will also include wire instructions to be used in making the payments due to the Company hereunder.

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(e)	Each Indemnitor shall be obligated to pay the amount specified in the Liability Notice, in full within ten (10) business days from such Indemnitor’s receipt of a Liability Notice. The Indemnitors shall be entitled to determine among themselves what portion of the amount specified in the Liability Notice each will contribute, provided, however, that the obligation of each of the Indemnitors to the Company shall be joint and several, and therefore, the failure of any Indemnitor to timely contribute its share of the full amount due will not relieve any other Indemnitor of its obligation to contribute the full amount to the Company on a timely basis. If the Company does not receive the full amount due as specified in the Liability Notice, the Company may, at its sole discretion, proceed against any Indemnitor for the unpaid balance without having to proceed against any one or more other Indemnitor(s) or to exhaust any other remedies it may have with respect to any one or more other Indemnitor(s).

(f)	With respect to amounts due to the Company under any Life Settlement Business Liabilities or otherwise hereunder, no Indemnitor shall be entitled to or exercise any right of set off against amounts, if any, due or claimed to be due from the Company to the Indemnitor or any other party.

(g)	The Indemnitors hereby agree to indemnify the Company for all legal fees and expenses relating to the Life Settlement Business Liabilities and assume all liability relating to the litigation in the Supreme Court of the State of New York, index number 653646/2011, CMS Life Insurance Opportunity Fund, L.P., et al. v. the Company et. al. (the “Litigation”) including legal fees that have already been paid to the Company’s attorneys with regard to such matter. As of the date hereof, such legal fees amount to $60,000, which shall be wired to the Company within 10 days of the signature hereof.

(h)	The Indemnitors agree that they will assist the Company in trying to become released from the Litigation, and any other litigation relating to the Life Settlement Business Liabilities and will take all reasonably necessary actions and file all reasonably necessary documents to assist the Company in extracting itself from all such proceedings.

(i)	The Indemnitors each represent and warrant that:

(i)	they have all requisite power and authority (corporate or other) to execute and deliver this Agreement and any other agreement and/or instrument the execution and delivery of which by the Company is contemplated hereby or which are ancillary hereto and to consummate the transactions contemplated hereby and thereby.

(ii)	This Agreement, when executed and delivered by each of the Indemnitors, will constitute valid and legally binding obligation of such Indemnitor, legally enforceable against such Indemnitor in accordance with their respective terms subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(j)	The indemnification of the Company of any loss related to the Life Settlement Business Liabilities shall not be assignable without the consent of the Company in its sole discretion.

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3.	CONVERSION OF DEBENTURES; EXERCISE OF WARRANTS

3.1.	The Parties hereby acknowledge that the conversion and exercise of all outstanding Debentures and Warrants held by any of the Parties, into Conversion Stock, is a condition precedent to the Company entering into the Subscription Agreement and to the respective subscribing investors thereunder provided the necessary funding for the Company to continue operating and developing it business.

3.2.	In order to incentivize each Party to convert exercise of all outstanding Debentures and Warrants held by each Party, the Company hereby agrees to reduce the exercise price of the Warrants to the par value of the Common Stock.

3.3.	Following the execution of this Master Agreement and upon the amendment of the certificate of designation relating to the rights of the Series A Preferred Stock, all of the outstanding Debentures and Warrants, except for the Debentures and Warrants held by ALS, shall be automatically converted into Series A Preferred Stock and all outstanding Warrants shall be automatically exercised into Series A Preferred Stock against payment of the par value for such shares.Upon the execution of this Master Agreement, the Debentures held by ALS shall be automatically converted into Common Stock and the Warrants held by ALS shall be automatically exercised into Common Stock upon payment of the par value for such shares (collectively, the “Conversion”).

3.4.	Schedule B hereto, contains a Capitalization Table which sets forth the number of Securities of the Company held by each Party prior to, and immediately following the consummation of the Arrangement Transactions and assuming the investment of the maximum amount under the Subscription Agreement (the “Capitalization Table”).

3.5.	Each Party hereby confirms that following the issuance of Conversion Stock to each such Party pursuant to the Conversion as set forth herein, any and all amounts which it may have been entitled to receive from the Company shall be deemed repaid in full and neither the Debentures nor the Warrants shall confer any further rights on each such Party or obligations upon the Company, in all respects.

3.6.	Each Debentureholder to the extent that such Debentureholder is a holder of any Debenture of the Company being converted and/or cancelled in consideration of the issuance hereunder of Conversion Stock to such Debentureholder, hereby agrees that the entire amount owed to such Debentureholder under such Debenture is being tendered to the Company in exchange for the applicable shares of Conversion Stock set forth on the Capitalization Table, and effective upon the Company’s and such Debentureholder execution and delivery of this Master Agreement, without any further action required by the Company or such Debentureholder, such note and all obligations set forth therein shall be immediately deemed repaid in full and terminated in their entirety, including, but not limited to, any security interest effected therein.

3.7.	Series A Preferred Stock shall confer upon the holders thereof, all the rights and obligations granted to and imposed on the holders of Common Stock of the Company and the holders of Series A Preferred Stock shall vote together with the Common Stock on all matters brought before the stockholders of the Company as a single class.

3.8.	The Series A Preferred Stock, or any part thereof, will be convertible on a one-to-one basis to the Company’s Common Stock, par value of $ 0.00001 each, subject to proportional adjustment for share splits, dividends or recapitalizations at the option of the holder of such Preferred A Stock. The Preferred A Stock will automatically convert on a one-to-one basis into Common Stock in the event of (a) the closing of a public offering of the Company’s shares netting at least US$20,000,000 (twenty million US dollars) to the Company ; or (b) the consent of the holders of a majority of the Preferred A Stock.

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3.9.	Notwithstanding the aforementioned in Section 3.7 above, in the event of a Deemed Liquidation, the holders of Series A Preferred Stock shall be entitled to a liquidation preference of $6,634,256, plus interest of 1.2% per annum commencing from January 1, 2015, which shall be distributed pro rata among all Debentureholders other than ALS, in accordance with their pro rata holdings of Convertible Securities as set forth in Schedule A hereto, prior and in preference to any distribution of any available funds and assets of the Company to all other stockholders (the “Liquidation Preference”), provided, however, that in the event that the holders of Series A Preferred Stock would receive at least $6,634,256, plus any accrued interest at such date (before deduction or withholding of any tax) in any such Deemed Liquidation prior to calculating and applying the Liquidation Preference, then the holders of Series A Preferred Stock shall not receive the Liquidation Preference and this provision shall be null and void. For the avoidance of doubt, other than the Liquidation Preference the Series A Preferred Stock shall not entitle the holders thereof to any other preferential or special rights.

3.10.	The Parties hereto will take all necessary actions to amend the Company's Amended and Restated Articles of Incorporation and/or By Laws, in order to approve an increase of the Company's authorized share capital of the Company to 1,000,000,000 shares of Common Stock and to increase the authorized share capital allotted to the Series A Preferred Stock and Series B Preferred Stock.

4.	REVERSE/FORWARD STOCK SPLIT; DEREGISTRATION; SUSPENSION OF DUTY TO FILE WITH THE SEC

4.1.	The Parties hereby acknowledge that despite the expectations that as a public reporting company, the Company will be able to leverage its public company equity to raise capital to help develop and grow its business and expand its operations, the Company has been unable to raise significant capital and has derived only minimal benefits from being a public reporting company. The low trading volume of the Common Stock and the Company's low market capitalization have reduced the traditional liquidity benefits of being a public reporting company to its stockholders. Additionally, the Common Stock has failed to attract any interest from institutional investors or market analysts, which could have created a more active and liquid market for the Common Stock.

4.2.	In light of the aforementioned in Section 4.1 above and the fact that the Reverse Stock Split is expected to result in the elimination of expenses related to the Company's disclosure and reporting requirements under the Exchange Act and decrease the administrative expenses incurred by the Company in servicing a large number of record stockholders who own very small numbers of shares of the outstanding Common Stock, as holders of a majority of the Common Stock, the Parties hereby agree to approve and cause the Company to take all necessary actions and execute all forms and filings necessary for effecting the Reverse Stock Split at a ratio of not less than 1-for-101 and not more than 1-for-10,001 immediately followed by the Forward Stock Split of the Company's outstanding Common Stock, at any time after the execution of this Master Agreement, with the exact consolidation (and consequently, Forward Stock Split) ratio to be set within this range by the Company's Board, with primary purpose of reducing the number of record holders of the Company's Common Stock to fewer than 300, so as to allow the Company to perform the Deregistration.

4.3.	Subject to, contingent upon and immediately following the consummation of the Reverse Stock Split, as holders of a majority of the Common Stock, the Parties hereby agree to approve and cause the Company to take all necessary actions to effect the Deregistration (including but not limited to the filing of a Schedule 14C or Schedule 14A and Schedule 13E-3 with the SEC), whereby terminating the registration of the Company's Common Stock under Section 12(g) of the Exchange Act and suspending the Company's duty to file periodic reports and other information with the SEC.

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5.	ISSUANCE OF RESTRICTED STOCK UNITS AND/OR OPTIONS TO EXECUTIVE OFFICERS AND EMPLOYEES; REPRICING OF EXERCISE PRICE FOR GRANTS TO ISRAELI EMPLOYEES UNDER 2013 PLAN

5.1.	The Parties hereby acknowledge that the business of the Company has varied since the execution of the Loan Satisfaction Agreement, and more specifically, over the course of the past fiscal year, and that the Company's success is dependent in large part upon its ability to develop its new product. In particular, the Parties hereby acknowledge that, due to the relatively early stage of the Company's new business, the Company's success is highly dependent on the abilities and continued service of certain of its and its Subsidiary's executive officers, to provide the necessary experience and background to develop the new product and that the loss of the services of such executive officers could impede the Company's ability to develop its augmented reality platform.

5.2.	Therefore, as holders of a majority of the Common Stock, the Parties hereby agree to approve and to cause the Company and the Board to issue to certain executive officers and employees of the Company's and of the Subsidiary specified in Schedule C hereto, 155,000,000 shares of Restricted Stock Units and/or options to purchase Common Stock. The number of shares of Restricted Stock Units and/or options to be granted to each of such officers and employees shall be as set forth in Schedule C attached hereto (the “Grants”).

5.3.	As holders of a majority of the Common Stock, the Parties hereby agree to approve and subject to the approval of the Board, to cause the Company to take all necessary actions to adopt a new equity incentive plan (the “New Plan”), which will include a sufficient number of shares subject to and reserved for issuance under such New Plan as shall be necessary in order to facilitate the Grants.

5.4.	As holders of a majority of the Common Stock, the Parties hereby agree to approve and to cause the Company and the Board to effect an adjustment to the exercise price for the share options previously granted to Israeli employees under appendix B to the Company's 2013 Equity Incentive Plan, in order to bring the exercise price in line with the current market price of the Company’s Common Stock.

6.	SUBSCRIPTION AGREEMENT

6.1.	As holders of a majority of the Common Stock, the Parties hereby agree, subject to and conditioned upon the successful consummation of all Arrangement Transactions pursuant to this Master Agreement and the receipt of the approval of the Board, to approve the Company entering into a Subscription Agreement (the “Subscription Agreement”) with certain Parties hereto and/or certain third parties approved by the Board (the “Investors”), for the investment in the Company and the purchase of Common Stock of the Company for an aggregate purchase price of up to $5,000,000 (the “Investment Range”) at a pre-money valuation of no less than $6,000,000 (the “Valuation”).

6.2.	As holders of a majority of the Common Stock, the Parties agree that the Board shall determine, and hereby authorize the Board to determine, at its sole discretion, the terms of the Subscription Agreement and the actual investment amount within such Investment Range, subject to the abovementioned Valuation.

6.3.	Singulariteam hereby acknowledges that it has held discussions with the Company regarding leading the next investment round in the Company, provided, that the Company no longer be listed as a public reporting company, that the Conversion be performed and that the Indemnitors assume all Life Settlement Business Liabilities.

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7.	STOCKHOLDER CONSENT; WAIVER;

7.1.	Each Party hereby irrevocably, unconditionally, completely and forever waives any and all rights, restrictions or limitations, title, interest, payment, claim or demand, including without limitation any pre-emptive rights, right of first refusal, co-sale rights, over-allotment rights, anti-dilution or capital adjustment rights, veto rights, appraisal rights, participation, or other rights that it may have by law, under the Company’s Certificate of Incorporation, the Securities Purchase Agreements, and/or under any agreement to which it is a party, with respect to or in connection with the Companies Securities, the Debentures and the Warrants and the conversion thereof, the Grants, the Subscription Agreement and the issuance of Common Stock or Series A Preferred Stock, the Arrangement Transactions and/or any other transaction contemplated thereunder or under this Master Agreement.

7.2.	Each Party who hold, or will hold prior to the record date of such vote hereby approves and agrees to execute a written resolution by the stockholders, substantially in the form attached hereto as Schedule D, consenting to and approving the entering into execution and performance by the Company of all Arrangement Transactions and all other transactions and actions pursuant to this Master Agreement. The Parties acknowledge that they have each had a prior relationship with the Company and the matters in the resolution attached as Schedule D are part of the agreement made with the Company in order to finance its future activities. The agreements contained herein were made with the assumption that all of the Arrangement Transactions will take place. All Parties hereto forever wave any right to object to the Arrangement Transactions in any way or form.

8.	MISCELLANEOUS

8.1.	Headings. The headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.2.	Notices. All notices or other communications hereunder shall be in writing and shall be given in person, by courier, by registered mail return receipt requested (registered international air mail if mailed internationally) or by facsimile or e-mail transmission with confirmed transmission thereof, addressed as set forth below, or such other address as a Party may designate to the other Parties in accordance with the aforesaid procedure:

if to the Company:
Infinity Augmented Reality, Inc. c/o Infinity Augmented Reality Israel Ltd.
Mota Gur 9, PO Box 10230
Petah Tikva, Israel
Email: ortal@infinityar.com
Fax: 972-72-228-8398
Attn: Ortal Zanzury, CFO & Secretary

with a copy (which shall not constitute a notice) to:
Pearl Cohen Zedek Latzer Baratz
1 Azrieli Center, Round Tower, 18th Floor,
Tel-Aviv 67021, Israel
Email : BWaltuch@PearlCohen.com
Fax: 972-(3)-607-3778
Attn : Benjamin Waltuch, Adv.

If to any other Party:
to the Party's address as set forth on Schedule E hereto.

All notices and other communications delivered in person or by courier shall be deemed to have been delivered as of actual delivery thereof, those given by facsimile or e-mail transmission shall be deemed delivered on the following business day after transmission with confirmed transmission thereof, and all notices and other communications sent by registered mail (or air mail if the posting is international) return receipt requested, on the date set forth on the return receipt.

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8.3.	Further Actions. At any time and from time to time, each Party agrees, without further consideration, to take such actions including the execution and delivery of further documents and voting its shares in the Company, as may be reasonably necessary to effectuate the purposes of this Agreement.

8.4.	Expenses. Each Party shall bear its own costs and expenses related to the transactions contemplated hereby.

8.5.	Entire Agreement; Amendment. This Agreement (together with the annex and schedules attached hereto), contains the entire understanding of the Parties with respect to its subject matter and supersedes all prior negotiations, discussions, commitments, representations, covenants and agreements and understandings, weather written or oral, between the Parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented, discharged, terminated or altered except with the written consent of the Company and the Investors holding a majority of the Subscription Shares of the Company purchased under this Agreement, at the time of such change or amendment.

8.6.	Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned without the prior consent in writing of each Party to this Agreement. The Life Settlement Business Liabilities shall not be assigned without the prior written consent of the Company.

8.7.	Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the reminder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted in a manner which accomplishes, to the extent possible, the original purpose of such provision.

8.8.	Delays or Omissions; Waiver. No delay or omission by any Party to exercise any right, power, or remedy accruing to either the Company or the Investors, upon any breach or default by another Party hereunder, shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring. The observance of any term hereof may be only be expressly waived (either prospectively or retroactively and either generally or in a particular instance) in writing by the Party against which the waiver is sought and shall be effective only to the extent specifically set forth in such writing.

8.9.	Taxes. Each of the Parties shall bear and pay the taxes and levies imposed on it (if any) under any law in relation with this Master Agreement and the transactions contemplated herein.

8.10.	Governing Law and Jurisdiction. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the Parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Supplement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

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8.11.	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUPPLEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.

8.12.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile or by electronic mail in PDF format and shall be as valid and effective as if executed as an original.

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Signature Page

Infinity Augmented Reality, Inc.- Master Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the Effective Date:

/s/ Motti Kushnir & Ortal Zanzuri
Infinity Augmented Reality, Inc.

By: Motti Kushnir
Title: CEO
By: Ortal Zanzuri
Title: CFO

/s/ David Steinberg
Platinum Partners Value Arbitrage Fund L.P.

By: David Steinberg

/s/ David Steinberg
ALS Capital Ventures LLC On behalf of itself as agent for each of its affiliates on behalf of whom it holds the Satisfaction Amount

By: David Steinberg
Title: _____________

/s/ David Greenspan
CS Master Holdings LLC

By: David Greenspan
Title: ___________

/s/ Moshe Oratz
MOSHE ORATZ

/s/ Yisroel Oratz
SBO Trust U/A/D 4/13/10

By: Yisroel Oratz
Title: Trustee

/s/ Moshe Oratz
MJSYRL Inc.

/s/ Moshe Hogeg & Kenges Rakishev
Singulariteam Fund LP

By: Moshe Hogeg
Title: Director and authorized Signatory
By: Kenges Rakishev
Title: Director and authorized Signatory

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